                                                                    EXHIBIT 23.2


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference of our report dated February 27, 2001, with respect to the consolidated financial statements and schedules of CyberCare, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission, in the Registration Statement (Form S-8/A No. 333-55070) pertaining to the Cyber-Care, Inc. 1999 Incentive Stock Option Plan As Amended, Cyber-Care, Inc. Amended and Restated Directors' and Executive Officers' Stock Option Plan, the Cyber-Care Retirement Savings Plan and Trust, Cyber-Care, Inc. 1996 Employee Stock Option Plan and the Cyber-Care, Inc. 1996 Stock Option Plan for Officers and Directors.


                                    /s/ Ernst & Young LLP


West Palm Beach, Florida
July 5, 2001